Exhibit 99.1

CNET Networks Reports Second Quarter 2007 Financial Results

Company Posts Second Quarter Revenue of $97.2 Million

Monthly Unique Users Increase 18 Percent

SAN FRANCISCO—July 26, 2007—CNET Networks, Inc. (Nasdaq: CNET) today reported financial results for the quarter ended June 30, 2007.

“2007 is a transition year for CNET Networks. We have made and will continue to make the changes necessary to execute on the opportunity in front of us,” said Neil Ashe, chief executive officer of CNET Networks. “With some of the most important online media brands in the world, serving over 137 million people each month, CNET Networks is uniquely positioned and has the foundation to thrive in the evolving media landscape.”

Second Quarter Financial and Operating Highlights

Revenues—Total revenues for the second quarter were $97.2 million, a 5 percent increase compared to revenues of $92.4 million for the same period of 2006. Excluding $2.2 million in revenue generated by businesses closed in late 2006, total revenue would have increased 8 percent in the second quarter of 2007.

Operating Income (Loss)—Operating loss totaled $965,000 during the second quarter of 2007 compared to operating income of $4.8 million in the year ago quarter. Second quarter 2007 reported operating loss reflects $2.9 million in costs principally related to ongoing litigation concerning the Company’s concluded stock option investigation. Second quarter 2006 reported operating income reflects $1.4 million in stock option investigation related costs.

Operating income (loss) before depreciation, amortization, and stock compensation expense was $13.3 million for the second quarter of 2007 compared to $17.4 million in the year ago quarter. Excluding costs associated with the Company’s stock option investigation and related matters of $2.9 million during the second quarter and $1.4 million in the year ago quarter, operating income before depreciation, amortization, and stock compensation expense was $16.2 million compared to $18.8 million during the second quarter of 2006.

The profit margin of operating income (loss) during the second quarter of 2007 was a loss of 1 percent as compared to a profit of 5 percent in the year ago quarter. Excluding costs associated with the Company’s stock option investigation and related matters, the profit margin of operating income before depreciation, amortization, and stock compensation expense was 17 percent compared to 20 percent in the year ago quarter.

Net Income (Loss)—Net loss for the second quarter of 2007 was $76,000, or breakeven per diluted share. This compares with net profit of $5.2 million, or $0.03 per diluted share during the second quarter of 2006. Net profit for the second quarter of 2007 was negatively impacted by $2.9 million in costs associated with the Company’s stock option investigation and related matters which were partially offset by a $1.6 million gain on private investments. Excluding stock compensation expense, costs associated with the Company’s stock option investigation and related matters, and realized gains on investments, adjusted net income for the second quarter of 2007 was $5.2 million, or $0.03 on a diluted share basis, compared to $11.2 million, or $0.07 per diluted share, during the same period of 2006.

Cash Flow and Capital Expenditures—Net cash provided by operating activities for the second quarter of 2007 was $17.5 million, up from $14.9 million for the second quarter of 2006. Capital expenditures in the second quarter of 2007 were $8.5 million compared to $8.7 million in the second quarter of 2006. Excluding costs associated with the Company’s stock option investigation and related matters of $2.9 million in the second quarter of 2007 and $1.4 million in the second quarter of 2006, free cash flow for the second quarter of 2007 was $11.8 million compared to $7.6 million in the year ago quarter. Free cash flow is defined as cash flow from operating activities less net capital expenditures.

User Metrics—CNET Networks’ global network of Internet properties reached an average of 137 million unique monthly users during the second quarter of 2007, an increase of 18 percent from the second quarter of 2006(1). Average daily page views were more than 74 million during the second quarter, down 19 percent from the year ago quarter(1).

A reconciliation of the non-GAAP measures used in this release to the most comparable GAAP measure and further information regarding the Company’s stock compensation expense, discontinued operations and unusual gains are included in the accompanying “Operating Income (Loss) Reconciliation” and “Net Income (Loss) Reconciliation.”

Second Quarter Business Highlights

“Our focus remains on building a vibrant and valuable company that seizes the long term opportunity and creates value for all stakeholders. We will do so by continuing to realize the potential and opportunity of our existing world class brands, identifying new opportunities for growth, and continuously striving to do what we do better,” said Ashe.

Management Team Additions: CNET Networks recently announced new additions to its senior management team that support the Company’s long term strategy for growth and further strengthen its position in today’s evolving media landscape.

During the quarter, the Company announced that it had hired former Time Warner executive Jack Haire as Special Advisor to the CEO. (See press release titled, “CNET Networks Hires Former Time Warner Executive Jack Haire” June 28, 2007.) In this role, he will be dedicated to optimizing the corporate advertising sales strategy in collaboration with the Company’s leadership team. The position was created to provide experienced and dedicated executive leadership to the sales organization in order to realize the full power of the Company’s brands. In the role of Special Advisor to the CEO, Haire will focus on creating strategic relationships, mentoring a world-class sales team and maximizing resources for growth.

Earlier this month, the Company announced that it had appointed Jose Martin to senior vice president, human resources and Andy Sherman to senior vice president, general counsel and corporate secretary. (See press release titled, “CNET Networks Expands Executive Management Team with Accomplished Human Resources and Legal Leadership” July 10, 2007.) Prior to joining CNET Networks, Jose Martin was group vice president of human resources at Electronic Arts (EA). At EA, he was a key architect in shaping the global talent management systems and culture, and oversaw the integration of numerous company acquisitions. Prior to joining CNET Networks, Andy Sherman served as vice president of legal at Sybase. He assumed that position after playing an integral role in Sybase’s acquisition of Mobile 365, where he served as general counsel & secretary. Sherman also served as general counsel and secretary at Epiphany and the head of the international legal function at PeopleSoft.

Brand Highlights: During the second quarter, CNET Networks continued to drive innovation and product developments across its existing brands. Examples include:

•

CNET (www.cnet.com) launched the CNET Blog Network, a collection of blogs written by leading industry experts and CNET editors about technology’s influence on a variety of topics, such as sports, politics, green technology, parenting, and more. Available at http://blogs.cnet.com, the bloggers were hand-selected by CNET editors and chosen because of their knowledge, credibility, and authenticity. The CNET Blog Networks further expands CNET’s coverage of technology and its impact on the world today. These bloggers are expected to uphold the same journalism standards as the CNET editors, so users can expect the same level of editorial quality from contributors to the CNET Blog Network as they do from CNET editors. CNET will be adding more topics and bloggers to the CNET Blog Network in the coming months.

•

TV.com (www.tv.com) launched several new original video programs during the second quarter that offer a unique blend of editorial commentary from TV.com’s line-up of entertainment experts, as well as from the site’s audience of passionate TV fans. Two of the most popular new TV.com shows are “The Burning Question”, a weekly video where new host, Laura Swisher, takes to the streets to hear people’s thoughts on the latest TV-related news, and “Turbovision”, a witty daily video overview of what will be on TV that night. The addition of these new shows that revolve around TV culture make TV.com a recurring stop for television fans that want to find new shows as well as get closer to the shows they already love.

•

GameSpot (www.gamespot.com) launched new product innovations that enable today’s diverse and growing gaming audience to easily access and consume informative, entertaining content about games. GameSpot now features a streamlined game reviews system, a high-performance content download manager, and a cinema-quality video player. The game review process is now more straightforward with an overall editor score ranging from 1 to 10, followed by a brief Good/Bad summary, hosted video review, and an in-depth written review. Next to the editor score, gamers can view the consumer and critic scores to quickly gauge a game’s performance according to not only GameSpot’s expert editorial staff, but also to other gamers and critical reviewers. In addition, the site now offers a new Flash-based video player providing users with compelling content through cinema-quality video resolution and content channels that introduce users to other new, popular, and similar videos.

New Growth Opportunities: CNET Networks continues to identify new opportunities for growth, including partnership and acquisitions that further extend the company’s distribution network, content coverage, and/or audience. Recent highlights include:

•

During the quarter, as part of its new joint venture, News Corp. and NBC Universal announced the addition of CNET Networks as a strategic content provider and distributor. As part of this, CNET Networks will provide thousands of clips to the new destination on a non-exclusive basis and will also distribute the new site’s library of licensed content across its portfolio of properties. This partnership, in addition to the deal that CNET Networks and CBS Interactive announced last quarter, provide symbiotic ways to improve the user experience across CNET Networks and its partner sites, and ultimately create more value for the Company and its media partners.

•

In an effort to broaden GameSpot’s content coverage and audience, CNET Networks acquired SportsGamer, an online property serving a passionate community of sports game enthusiasts with features such as game play strategy and tips, innovative online stats and leaderboard tracking, how-to video segments, and active user forums. The addition of SportsGamer further extends GameSpot’s reach in the sport gaming segment and will complement GameSpot’s existing coverage in this large and growing market.

Awards: Several of CNET Networks premier brands received industry recognition for excellence in editorial and design during the quarter. Two of the Company’s newest additions are already receiving accolades: BNET, the go-to-place for management, won an EPpy Award for best design and CHOW, the place for people passionate about food, won a respected Bert Greene Food Journalism Award. In addition, earlier this month, CHOW was named as one of the Top 50 Websites of 2007 by TIME Magazine. CNET.com and GameSpot were once again recognized by the prestigious Webby and Maggie Awards during the quarter.

Business Outlook

For the third quarter of 2007, management anticipates total revenues of $95 million to $103 million. Including approximately $5 million in non-cash stock compensation expense, management estimates operating income in the range of a loss of $1.5 million to income of $2.5 million for the third quarter. Management expects operating income before depreciation, amortization, and stock compensation expense of between $14 million and $18 million for the quarter. Including stock compensation expense of approximately $0.03 per diluted share, earnings per share is expected to be in the range of a loss of $0.01 to $0.04 in the third quarter.

For 2007, management is revising estimates as follows. Total annual revenues are expected to be in the range of $405 million to $430 million. Including $20 million in stock compensation expense, management estimates operating income between $18 million and $33 million. Management expects operating income before depreciation, amortization and stock compensation expense to be between $80 million and $95 million. Including stock compensation expense of approximately $0.13 per diluted share and a tax benefit of approximately $1.19 per share related to the potential release of a portion of the Company’s deferred tax valuation allowance in the fourth quarter of 2007, earnings per share is expected to be in the range of $1.30 to $1.39 per share for the year.

Operating income guidance for the third quarter and full-year 2007 does not consider ongoing costs associated with the Company’s stock option investigation and related matters.

More detailed guidance, as well as a table that reconciles operating income before depreciation, amortization, and stock compensation guidance to operating income (loss) guidance can be found on the “Guidance to the Investment Community” sheet that accompanies this press release.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its second quarter financial results and business outlook beginning at 5:00 pm ET (2:00 pm PT), today, July 26, 2007. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 5243736. The Company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These statements are only effective as of the date of this press release and CNET Networks undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise. These forward-looking statements include the statements under the sections entitled “Business Outlook” which set forth our estimated financial performance for the third quarter and full year of 2007, including future revenue, expenses, operating income and earnings per share, and statements regarding our growth prospects and expectations regarding the future success of our products and services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet; dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses; an increase in the competitiveness of the market for qualified employees or changes in our stock price or volatility, both of which could increase our estimated stock compensation expenses for 2007; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments based on a decline in our business or investments; and general risks associated with our business. For additional discussion regarding the risks related to CNET Networks’ business, see its Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. (Nasdaq: CNET—www.cnetnetworks.com) is an interactive media company that builds brands for people and the things they are passionate about, such as gaming, music, entertainment, technology, business, food, and parenting. The Company’s leading brands include CNET, GameSpot, TV.com, MP3.com, CHOW, UrbanBaby, ZDNet, BNET, and TechRepublic. Founded in 1992, CNET Networks has a strong presence in the US, Asia, and Europe.

(1)	CNET Networks Internal Log Data, April 2007 to June 2007.

Investor Relations Contact: Cammeron McLaughlin (415) 344-2844 cammeron.mclaughlin@cnet.com	Media Contact: Allison & Partners—Erin Lumley (415) 277-4938 ELumley@allisonpr.com

CNET Networks, Inc.

Consolidated Statements of Operations

Unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$97,191	$92,377	$189,288	$176,027

Operating expenses:
Cost of revenues (1)	41,743	39,862	85,225	80,551
Sales and marketing (1)	27,405	24,689	53,331	47,652
General and administrative (1)	15,949	13,623	32,029	28,382
Stock option investigation and related matters	2,859	1,401	7,288	1,401
Depreciation	6,991	5,265	14,480	10,087
Amortization of intangible assets	3,209	2,710	6,429	5,449

Total operating expenses	98,156	87,550	198,782	173,522

Operating income (loss)	(965)	4,827	(9,494)	2,505

Non-operating income (expense):
Realized gains on investments	1,600	—	1,600	500
Interest income	934	1,280	1,572	2,432
Interest expense	(1,327)	(659)	(2,673)	(1,318)
Other, net	(223)	(83)	78	57

Total non-operating income	984	538	577	1,671

Income (loss) from continuing operations before income taxes	19	5,365	(8,917)	4,176
Income tax expense	95	205	277	281

Income (loss) from continuing operations	(76)	5,160	(9,194)	3,895
Loss from discontinued operations	—	—	—	(37)

Net income (loss)	$(76)	$5,160	$(9,194)	$3,858

Basic net income (loss) per share	$0.00	$0.03	$(0.06)	$0.03

Diluted net income (loss) per share	$0.00	$0.03	$(0.06)	$0.03

Shares used in calculating basic net income (loss) per share	151,333	149,549	150,858	148,857

Shares used in calculating diluted net income (loss) per share	151,333	152,775	150,858	152,927

(1) Includes stock compensation expense, which was allocated as follows:
Cost of revenues	$1,209	$1,939	$2,974	$3,874
Sales and marketing	573	876	1,416	1,772
General and administrative	2,275	1,818	4,830	3,743

	$4,057	$4,633	$9,220	$9,389

CNET Networks, Inc.

Consolidated Balance Sheets

Unaudited

(in thousands)

	June 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$59,514	$31,327
Investments in marketable debt securities	25,920	30,372
Accounts receivable, net	71,839	89,265
Other current assets	11,970	10,512

Total current assets	169,243	161,476

Investments in marketable debt securities	—	13,915
Restricted cash	1,634	2,200
Property and equipment, net	73,985	72,625
Other assets	14,815	15,554
Intangible assets, net	33,148	34,978
Goodwill	141,252	133,059

Total assets	$434,077	$433,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,365	$10,055
Accrued liabilities	48,230	80,335
Revolving credit facility	60,000	60,000
Current portion of long-term debt	12,155	13,850

Total current liabilities	128,750	164,240

Non-current liabilities:
Long-term debt	3,587	4,498
Other liabilities	4,506	726

Total liabilities	136,843	169,464

Stockholders’ equity:
Common stock; 400,000 shares authorized; 151,598 issued at June 30, 2007 and 151,315 issued at December 31, 2006	15	15
Additional paid-in-capital	2,897,898	2,857,238
Accumulated other comprehensive loss	(10,193)	(11,357)
Treasury stock, at cost; 1,510 shares outstanding at June 30, 2007 and December 31, 2006	(30,453)	(30,453)
Accumulated deficit	(2,560,033)	(2,551,100)

Total stockholders’ equity	297,234	264,343

Total liabilities and stockholders’ equity	$434,077	$433,807

CNET Networks, Inc.

Statements of Cash Flows

Unaudited

(in thousands)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(9,194)	$3,858
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,909	15,536
Fair value remeasurement	(702)	—
Noncash stock compensation expense	9,220	9,389
Other noncash items, net	(107)	(253)
Provision for doubtful accounts	1,023	1,740
Gain on sale of business, net	—	(778)
Gains on sales of privately held investments	(1,600)	(500)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	17,376	15,806
Other assets	(1,434)	2,215
Accounts payable	(2,101)	862
Accrued liabilities	(6,252)	(3,806)
Other long-term liabilities	1,385	(19)

Net cash provided by operating activities	28,523	44,050

Cash flows from investing activities:
Purchase of marketable debt securities	(8,839)	(31,090)
Proceeds from sales of marketable debt securities	28,259	23,812
Proceeds from sales of investments in privately held companies	1,600	2,531
Release of restricted funds	604	—
Purchases of other intangible assets	(293)	—
Cash paid for acquisitions, net of cash acquired	(15,701)	(6,259)
Sale of leasehold improvements	2,349	—
Purchases of property and equipment	(18,055)	(17,431)

Net cash used in investing activities	(10,076)	(28,437)

Cash flows from financing activities:
Net proceeds from issuance of stock	9,305	7,018
Principal payments on borrowings	(27)	(47)

Net cash provided by financing activities	9,278	6,971

Net increase in cash and cash equivalents	27,725	22,584
Effect of exchange rate changes on cash and cash equivalents	462	561
Cash and cash equivalents at the beginning of the period	31,327	55,895

Cash and cash equivalents at the end of the period	$59,514	$79,040

CNET Networks, Inc.

Quarterly Statistical Highlights

Unaudited

	Q2-07	Q1-07	Q4-06	Q3-06	Q2-06
Total Quarterly Revenue ($mm)	$97.2	$92.1	$118.0	$93.3	$92.4

Revenue Distribution (%) (a)
Marketing Services	88%	87%	89%	86%	86%
Licensing, Fees and User	12%	13%	11%	14%	14%

Segment Revenue ($mm)
U.S. Media	$73.7	$74.2	$93.5	$73.5	$72.8
International Media	23.5	17.9	24.5	19.8	19.6

Advertiser Metrics
CNET Networks Top 100 US Advertisers’ Renewal Rate (Q-to-Q)	95%	96%	96%	96%	100%
CNET Networks Top 100 US Advertisers’ % of Network Revenue	52%	57%	57%	54%	55%

Select Business Metrics
Network Unique Users (mm)	137.4	143.7	135.8	124.5	116.2
Network Average Daily Page Views (mm)	74.9	81.2	84.8	86.3	92.8

Balance Sheet Highlights ($mm)
Cash	$59.5	$45.3	$31.3	$78.7	$79.0
Marketable Debt Securities	25.9	27.4	44.3	60.9	62.0

Total Cash and Investments	$85.4	$72.7	$75.6	$139.6	$141.0

Days Sales Outstanding (DSO)	67	74	69	73	67

Total Debt	$75.8	$77.0	$78.3	$143.3	$143.3

(a)	Marketing Services—sales of advertisements on our Internet network through impression-based and activity-based advertising, and sales of advertisements in our print publications.
Licensing, Fees and User—licensing our product database and online content, subscriptions to online services, subscriptions to our online services and print publications.

CNET Networks, Inc.

Business Outlook

$ in millions, except per share	Q2-07 Actual	Q3-07 estimate Low–High	FY 2007 estimate Low–High

Total Revenues	$97.2	$95.0–$103.0	$405.0–$430.0

Operating income before depreciation, amortization, stock option investigation and related matters and stock compensation expense	$16.1	$14.0–$18.0	$80.0–$95.0

Depreciation expense	$7.0	$7.4	$30.0

Amortization expense	$3.2	$3.1	$12.0

Stock compensation expense	$4.0	$5.0	$20.0

Stock option investigation and related matters	$2.9	—	—

Operating income (loss)	($1.0)	($1.5)–$2.5	$18.0–$33.0

Interest income (expense), net	($0.4)	($0.4)	($2.0)

Other income (expense), net	$1.4	—	—

Tax (expense) benefit	($0.1)	$4.0	$183.0

GAAP EPS (including stock compensation expense)	$0.00	$0.01–$0.04	$1.30–$1.39

Note: Operating income guidance for the third quarter and full year 2007 does not consider ongoing fees related to the stock option investigation and related matters.

Note: Earnings per share guidance for the full year 2007 reflects the non-cash financial statement impact of the likely release of a portion of the deferred tax asset related valuation allowance in the fourth quarter of 2007.

CNET Networks, Inc.

Business Segments

CNET Networks’ primary areas of measurement and decision-making include two principal business segments, U.S. Media and International Media. U.S. Media consists of an online media network focused on topics that people are highly interested in such as technology, entertainment, community and business. International Media includes media properties under several of the same brands as our sites in the United States with additional brands represented in markets such as China, France, Germany and the United Kingdom and several print publications in China. Management believes that segment operating income (loss) before depreciation, amortization, stock option investigation and related matters and stock compensation expenses is an appropriate measure of evaluating the operating performance of the company’s segments. However, segment operating income (loss) before depreciation, amortization, stock option investigation and related matters and stock compensation expense should not be considered a substitute for operating income, cash flows or other measures of financial performance or liquidity prepared in accordance with generally accepted accounting principles.

(Unaudited)

(in thousands)

	U.S. Media	International Media	Other (1)	Total

Three Months Ended June 30, 2007
Revenues	$73,676	$23,515	$—	$97,191
Operating expenses	59,452	21,587	17,117	98,156

Operating income (loss)	$14,224	$1,928	$(17,117)	$(965)

Three Months Ended June 30, 2006
Revenues	$72,795	$19,582	$—	$92,377
Operating expenses	55,333	18,206	14,011	87,550

Operating income	$17,462	$1,376	$(14,011)	$4,827

	U.S. Media	International Media	Other (1)	Total

Six Months Ended June 30, 2007
Revenues	$147,914	$41,374	$—	$189,288
Operating expenses	119,434	41,931	37,417	198,782

Operating income (loss)	$28,480	$(557)	$(37,417)	$(9,494)

Six Months Ended June 30, 2006
Revenues	$140,560	$35,467	$—	$176,027
Operating expenses	111,854	35,341	26,327	173,522

Operating income	$28,706	$126	$(26,327)	$2,505

(1)	For the three months ended June 30, 2007, “Other” includes depreciation and amortization expenses of $10.2 million, stock compensation expense of $4.0 million, and stock option investigation and related matters of $2.9 million, respectively. For the three months ended June 30, 2006, “Other” includes $8.0 million of depreciation and amortization expenses, $4.6 million of stock compensation expense, and $1.4 million of stock option investigation and related matters, respectively. For the six months ended June 30, 2007, “Other” includes depreciation and amortization expenses of $20.9 million, stock compensation expense of $9.2 million, and stock option investigation and related matters of $7.3 million, respectively. For the six months ended June 30, 2006, “Other” includes depreciation and amortization expenses of $15.5 million, stock compensation expense of $9.4 million, and stock option investigation and related matters of $1.4 million, respectively.

CNET Networks, Inc.

Operating Income (Loss) Reconciliation

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating income (loss)	$(965)	$4,827	$(9,494)	$2,505
Stock compensation expense	4,057	4,633	9,220	9,389
Depreciation	6,991	5,265	14,480	10,087
Amortization of intangible assets	3,209	2,710	6,429	5,449

Operating income before depreciation, amortization and stock compensation expense	13,292	17,435	20,635	27,430
Stock option investigation and related matters	2,859	1,401	7,288	1,401

Operating income before depreciation, amortization, stock compensation expense and stock option investigation and related matters	$16,151	$18,836	$27,923	$28,831

We believe that “operating income before depreciation, amortization and stock compensation expense” and “operating income before depreciation, amortization, stock compensation expense and stock option investigation and related matters” are useful to management and investors as a supplement to our GAAP (generally accepted accounting principles in the United States) financial measures for evaluating the ability of the business to generate cash from operations. Depreciation and amortization are non-cash items, which include amounts related to past transactions and expenditures that are not necessarily reflective of the current cash or capital requirements of the business. Excluding non-cash stock compensation expense allows management to make financial and operating decisions and evaluate the business based on recurring operating results. Stock option investigation and related matters are expenses settled in cash but are not reflective of the ability of our business to generate cash.

Management refers to “operating income before depreciation, amortization, stock compensation expense” and “operating income before depreciation, amortization, stock compensation expense and stock option investigation and related matters” in making operating decisions and for planning and compensation purposes. A limitation associated with these measures is that they do not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue and the cash expenditures associated with our stock option investigation and related matters. Management compensates for these limitations by relying primarily on our GAAP financial measures, such as capital expenditures and operating income (loss), and using “operating income before depreciation, amortization and stock compensation expense” and “operating income before depreciation, amortization, stock compensation expense and stock option investigation and related matters” only on a supplemental basis. Although depreciation and amortization are non-cash charges, the capitalized assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements. These measures also do not take into account interest expense, or the cash requirements necessary to service interest or principal payments on our debt. Nor do these measures reflect changes in, or cash requirements for, our working capital needs. “Operating income before depreciation, amortization, stock compensation expense and stock option investigation and related matters” should be considered in addition to, and not as a substitute for, other measures of financial performance or liquidity prepared in accordance with GAAP.

CNET Networks, Inc.

Net Income (Loss) Reconciliation

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income (loss)	$(76)	$5,160	$(9,194)	$3,858

Stock compensation expense (1)	4,057	4,633	9,220	9,389
Stock option investigation and related matters (2)	2,859	1,401	7,288	1,401
Realized gains on investments (3)	(1,600)	—	(1,600)	(500)
Fair value remeasurement (4)	—	—	(702)	—
Loss from discontinued operations (5)	—	—	—	(37)

Effect on earnings from stock compensation, stock option investigation and related matters, gains on investments, fair value remeasurement and discontinued operations	5,316	6,034	14,206	10,253

Net income excluding stock compensation, stock option investigation and related matters, gains on investments, fair value remeasurement and discontinued operations	$5,240	$11,194	$5,012	$14,111

Diluted net income (loss) per share	$0.00	$0.03	$(0.06)	$0.03

Shares used in calculating diluted net income (loss) per share	151,333	152,775	150,858	152,927

Diluted net income per share excluding stock compensation expense, stock option investigation and related matters, gains on investments, fair value remeasurement and discontinued operations	$0.03	$0.07	$0.03	$0.09

Shares used in calculating diluted net income per share excluding stock compensation expense, stock option investigation and related matters, gains on investments, fair value remeasurement and discontinued operations	152,794	152,775	152,599	152,927

(1)	During the three and six months ended June 30, 2007, the Company recorded $4.0 million and $9.2 million of noncash stock compensation expense, respectively. During the three and six months ended June 30, 2006, the Company recorded $4.6 million and $9.4 million of noncash stock compensation expense, respectively.
(2)	During the three and six months ended June 30, 2007, $2.9 million and $7.3 million of charges related to our stock option investigation and related matters were incurred, respectively. During the three and six months ended June 30, 2006, $1.4 million of charges related to our stock option investigation and related matters were incurred.
(3)	The Company recognized gains of $1.6 million during the three and six months ended June 30, 2007 and $0.5 million during the six months ended June 30, 2006 on sales of privately held investments.
(4)	In the six months ended June 30, 2997, the Company recognized a gain from the remeasurement of a liability related to our stock option extensions to former employees.
(5)	The Company recognized a loss from discontinued operations for the six months ended June 30, 2006.

Adjusted net income is defined as net income excluding stock compensation expense, costs associated with the Company’s stock option investigation and related matters and realized gains on investments. Management believes that adjusted net income and adjusted net income per share are useful to investors as supplements to GAAP net income and net income per share in evaluating the performance of our core businesses. Stock compensation expense is non-cash, the costs associated with the Company’s stock option investigation and related matters are not related to our core business, as are gain on investments. In addition, management uses adjusted net income and adjusted net income per share in making operating decisions and for planning and compensation purposes. A limitation of adjusted net income is that it does not exclude all non-cash items which have an impact on GAAP net income, such as depreciation and amortization, and adjusted net income excludes items, such as the litigation costs related to our stock option investigation, which have a cash impact on the Company. Adjusted net income and adjusted net income per share should be considered in addition to, and not as a substitute for, other measures of financial performance or liquidity prepared in accordance with GAAP.

CNET Networks, Inc.

Cash Flows from Operating Activities Reconciliation

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Cash flows from operating activities	$17,487	$14,872	$28,523	$44,050
Capital expenditures (1)	(8,515)	(8,720)	(15,706)	(17,431)

Free cash flow	8,972	6,152	12,817	26,619
Stock option investigation and related matters	2,859	1,401	7,288	1,401

Free cash flow excluding stock option investigation and related matters	$11,831	$7,553	$20,105	$28,020

(1)	Capital expenditures for the six months ended June 30, 2007 are net of $2,349 in cash proceeds under a sale-leaseback transaction related to certain leasehold improvements made during the first quarter of 2007.

Free Cash Flow is defined as net cash provided by operating activities less net capital expenditures. The Company believes that free cash flow provides useful information about the amount of cash generated by the business after the purchase of property and equipment. A limitation of free cash flow is that is does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.